DECEMBER 2019

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

New admin building, traffic flow taking shape at GGE



Golden Grain's new administration building and entrance road will be in use early in January. Construction on the building is expected to be complete by the end of the year, with a move date in as soon as practical.

We're looking forward to the improvements to truck safety and efficiency at the plant in addition to the larger work space for the admininistration team.

All traffic will enter the plant on the newly constructed 27th Street from Pierce Avenue.

Truck traffic will be kept on the left 4 lanes of the concrete road, with the right 3 lanes being used for corn deliveries and the left lane for co-product trucks (see picture). Scaling and grading will take place on the scale underneath the canopy next to the office before proceeding to the plant. Trucks will continue to exit the plant onto 43rd Street. All commodity trucks will be one way traffic through the plant.

Passenger cars and pickups should stay to the right at the cul-de-sac on the blacktop road that will lead to the new administration building parking lot. The blacktop road is a two way road that has an exit lane back to 27th Street for visitors to the administration building.

Annual meeting:

3 candidates for 2 board seats

Golden Grain Energy will host its annual meeting Feb. 17, 2020, at the Columbia Hall (formerly Knights of Columbus Hall) in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m. Please RSVP by Feb. 12 to the Golden Grain Energy office at 641-423-8525 or info@ggecorn.com.

Members will vote to choose two directors for Golden Grain Energy's board. The at-large seats up for election are currently held by Marion Cagley, who is retiring, and Jerry Calease, who is running for re-election to the board. The three candidates are:

- **Jerry Calease:** Mr. Calease has served on the Board since September 17, 2003. Mr. Calease serves on our public relations committee and director compensation committee. Mr. Calease has been the owner/operator of a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms for the majority of his career. He has been a certified crop adviser and a Douglas township trustee for multiple years. Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company and Bremer Mutual Insurance Association.

Continued on Page 3



Corn costs deliver GGE's first year-end loss

Our 2019 fiscal year, which ended October 31, 2019, seemed to follow the same pattern established in 2018.

The entire ethanol industry faced tight margins, and Golden Grain Energy was not immune to the challenges, despite selling approximately 10 percent more ethanol in 2019 than the year before. During 2019 GGE also saw approximately a 3 percent increase in the average price received for each gallon of ethanol, but those two items were not enough to offset a nearly 11 percent increase in the average price we paid for each bushel of corn.

For the first time in GGE's 15 year history, we ended 2019 with a net loss, recording a loss of approximately $1.7 million or $(0.09) per unit as compared to net income of approximately $6.4 million or $0.32 per unit in 2018.

Throughout 2019, corn was more challenging to procure than in previous years due to the short crop during the 2018 harvest in our local draw area and the area west of the GGE draw area. This proved to be a driving factor in the increase of corn costs per bushel as basis pressure was strong throughout the entire year.

As you likely saw on the news, the approval of additional Small Refiner Exemptions (SREs) granted by the EPA, coupled with this short crop, led to reduced production rates at several ethanol plants elsewhere in Iowa. GGE was fortunate enough to be able to keep the corn grinders at the plant fed without shutting the facility down, thanks to our originating team and partners who saw the value of delivering corn to GGE.

In addition, production tipped the scales with conversion efficiencies coming in well over 3 gallons of ethanol per bushel of corn being produced on a 15-year-old plant that is well-maintained by one of the finest maintenance departments in the industry.

The last few weeks of our 2019 fiscal year and the beginning of the 2020 fiscal year gave rise to some of the highest ethanol prices we have seen in almost three years. As we try to 'make hay when the sun shines' here at the ethanol plant we need to also compliment our logistics department in keeping ethanol moving out efficiently by rail, notwithstanding Mother Nature's best attempts to slow down progress.

During 2019, we spent approximately $11.5 million on capital projects, primarily consisting of finishing 3 additional fermenters, which were brought online in the spring of 2019, and the majority of the new entrance road and administration building, which is nearing completion.

During our 2019 fiscal year Golden Renewable Energy (GRE) declared bankruptcy. Although GGE did not have any ownership in GRE, we did have piping and other assets tied to that facility in order to accept steam from GRE. Due to this bankruptcy, GGE impaired fixed assets on their balance sheet by a net amount of approximately $2.6 million. This loss is reflected in the total net loss GGE experienced for 2019.

The complete 10-K as well as the proxy for the 2020 annual meeting will likely be filed before Jan 1, 2020, and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— ***Christy Marchand, CFO***

BALANCE SHEET	October 31, 2019	October 31, 2018
Current Assets	$ 32,093,425	$ 35,558,094
Total Assets	$ 130,030,383	$ 135,666,279
Current Liabilities	$ 9,140,200	$ 8,028,070
Long-term Liabilities	$ 469,040	$ 536,414
Members' Equity	$ 120,421,143	$ 127,101,795
Book Value per Unit	$ 6.06	$ 6.40

INCOME STATEMENT	Year Ended 10/31/2019	Year Ended 10/31/2018	Year Ended 10/31/2017
Revenue	$ 203,793,847	$ 179,501,244	$ 213,455,567
Gross Profit	$ 2,432,138	$ 5,355,585	$ 25,129,163
Equity in net income from investments	$ 1,716,200	$ 5,263,775	$ 7,477,709
Net Income (Loss)	$ (1,712,402)	$ 6,371,299	$ 29,398,824
Net Income (Loss) per Unit	$ (0.09)	$ 1.32	$ 1.48
Distribution Paid	$ 0.25	$ 0.75	$ 1.25

Chairman's comments:

Little steps — big impact

While it may not show in the financials, Golden Grain Energy is continuing a positive trend of carefully considered capital investments that have given us the efficiency to weather tougher market conditions like those we've faced this year.

It has been not one single thing, but hundreds of actions, by our staff and leadership in every department, that has brought us from our original 40 million gallons per year (mgy) to nearly 135 mgy, with a conversion ratio of more than 3 gallons of ethanol per bushel of corn. Our continued improvements—including the new entrance and truck staging area—have helped us maintain a strong relationship with the city and county, including a recent development agreement worth up to $2 million.

By improving our traffic flow at the plant, we are more successful in procuring corn in a market like this; we have been able to squeeze as much alcohol as possible out of every kernel we procure by constantly looking for way to improve our industry-leading efficiency.

It is all thanks to the dedication and efforts of our staff, and we thank them for all they do for Golden Grain Energy.

—Dave Sovereign

2019 tax information for members

Taxable Income Estimate

Golden Grain Energy has computed an estimate of taxable income for the calendar year 2019. Our estimated taxable income for 2019 is expected to be in a tax loss position due to timing differences of depreciation. In addition, we anticipate all of GGE's income will qualify for the IRC section 199A 20% pass-through deduction. We are in the process of analyzing our ability to claim the Research & Development tax credits for 2019, but do not have an accurate estimate at this time. GGE anticipates filing returns in Iowa, Minnesota and Nebraska. These estimates are contingent on the amount of income reported to us from our pass-through investments and final depreciation determinations. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2020.

A reminder that the amount of income, if any for 2019, reported to you on your K-1 form is what you will report on your tax return. There was no distribution in 2019. The last distribution declared was approximately a year ago at the end of 2018. The Board of Directors continues to evaluate profitability in the ethanol industry as well as GGE's capital requirements to meet business needs. The Board of Directors remains committed to returning profits to members when able. Distributions from a partnership are considered a reduction of basis—not income. You are encouraged to regularly review your tax basis with your tax preparer, whom should be computing it for you. Should you have questions, please consult your tax preparer or contact us at (641) 423-8525 or cmarchand@ggecorn.com.

K-1 Portal

GGE will be utilizing the K-1 tax portal again this year. Using the portal provides quicker access to your tax documents in a much more secure method than receiving your tax documents in the mail or over email. It also saves time and money for GGE. We have seen the portal utilized by tax preparers the most.

If you are a member with a March 1st filing deadline we strongly encourage you to have your tax preparer sign up for the portal. Access to the portal can be granted directly to your tax preparer so that they can get the documents they need in a timely fashion. Consult with your tax preparer if this service would benefit you. If so, please call or email GGE at info@ggecorn.com by Feb 1st 2020. If you had the portal in previous years, you will be automatically signed up for the 2019 tax year.

Candidates for board of directors ... cont'd from Page 1

- **Dustin Petersen**: Mr. Petersen is currently the Chief Financial Officer of Harrison Corporation and Harrison Truck Centers. Mr. Petersen is also the managing partner of E85 Farms LLC, a corn and soybean operation in Northern Iowa. As a former CPA and national renewable energy leader, Mr. Petersen has extensive financial background in the ethanol industry and served numerous ethanol companies in a consulting role. Mr. Petersen has served on numerous non-profit board of directors in various capacities and is a member of the Iowa Society of CPA's and the American Institute of CPA's.
- **Reid Weiland:** Mr. Weiland serves as president of DGC, Limited, is a general partner of Weiland Family Farms, LLLP, serves as secretary of Weiland Grain & Livestock, Inc., and is the managing member of Concord Development Company, LLC and Bottlebrush Swine, LLC. Mr. Weiland has a degree in Ag Business from Iowa State University. He completed the two years of The Executive Program for Agricultural Producers from Texas A&M in 2005.

Additional information about the annual meeting will be mailed in early January, including proxy cards.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Consider attending IRFA Summit Jan. 16

The 2020 Iowa Renewable Fuels Summit is destined to empower, promote, and advocate for renewable fuel producers across the state. The free event will be held at the Prairie Meadows Conference Center in Altoona, with Renewable Fuels Association President & CEO Geoff Cooper scheduled as the keynote speaker. He will discuss how amongst national calls to lower greenhouse gas emissions, a global need for cleaner air, and a market deficit for American farmers in the midst of trade disputes, there are many opportunities for ethanol to play an important role in the world's energy landscape.

Though the event is free, registration is required. Go to www.IowaRenewableFuelsSummit.org to learn more.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.